Exhibit 99.3

IVY CRYPTO, INC.

(formerly Gryphon Digital Mining, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

For the Years Ended December 31, 2023 and 2022

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ivy Crypto, Inc. (formerly Gryphon Digital Mining, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ivy Crypto, Inc. (formerly Gryphon Digital Mining, Inc.) (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred a loss from operations and has an accumulated deficit that raise substantial doubt about the company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

RBSM LLP

April 1, 2024

We have served as the Company’s auditor since 2020

Larkspur, California

PCAOB ID 587

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

Consolidated Balance Sheets

As of December 31,

	2023	2022

Assets
Current assets
Cash and cash equivalents	$915,000	$267,000
Restricted cash	8,000	2,000
Accounts receivable	486,000	470,000
Prepaid expense	581,000	85,000
Marketable securities	403,000	235,000
Digital assets held for other parties	908,000	41,000
Digital asset	2,097,000	6,746,000
Total current assets	5,398,000	7,846,000

Mining equipment, net	12,916,000	34,368,000
Deposits	420,000	60,000
Intangible asset	100,000	100,000
Total assets	$18,834,000	$42,374,000

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$3,649,000	$2,993,000
Liability related to digital assets held for other parties	916,000	41,000
Note payable – current portion	14,868,000	9,126,000
Total current liabilities	19,433,000	12,160,000

Note payable – long term	-	3,510,000
Total liabilities	19,433,000	15,670,000

Commitments and contingencies (Note 8)	-	-

Stockholders’ (deficit) equity
Preferred stock, par value $0.0001, 13,000,000 authorized and none outstanding	-	-
Series seed preferred stock, par value $0.0001, 6,000,000 shares authorized, and 8,845,171 shares issued and outstanding, respectively	-	-
Series seed II preferred stock, par value $0.0001, 1,000,000 shares authorized and 460,855 issued and outstanding, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 25,109,630 and 24,856,428 shares issued and outstanding, respectively	2,000	2,000
Additional paid-in capital	46,599,000	45,303,000
Subscription receivable	(25,000)	(25,000)
Accumulated deficit	(47,175,000)	(18,576,000)
Total stockholders’ (deficit) equity	(599,000)	26,704,000
Total liabilities and stockholders’ equity	$18,834,000	$42,374,000

The accompanying notes are an integral part of these consolidated financial statements.

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

Consolidated Statements of Operations

For the Years Ended December 31,

	2023	2022

Revenues
Mining revenues	$21,052,000	$21,362,000
Management services	873,000	361,000
Total revenues	21,925,000	21,723,000

Operating expenses
Cost of revenues (excluding depreciation)	13,462,000	12,196,000
General and administrative expenses	4,760,000	2,175,000
Stock-based compensation (income) expense	(152,000)	3,285,000
Impairment of digital assets	275,000	8,704,000
Realized gain on sale of digital assets	(535,000)	(609,000)
Impairment of miners	8,335,000	-
Depreciation expense	14,958,000	12,536,000
Total operating expenses	41,103,000	38,287,000
Loss from operations	(19,178,000)	(16,564,000)

Other (expense) income
Unrealized income (loss) on marketable securities	168,000	(1,499,000)
Realized gain from use of digital assets	3,899,000	-
Loss on disposal of asset	(55,000)	-
Gain on extinguishment of debt	-	12,966,000
Loss on extinguishment of debt	-	(2,746,000)
Gain on termination of merger agreement	-	1,734,000
Change in fair value of notes payable	(13,297,000)	11,690,000
Other income	446,000	30,000
Interest expense	(758,000)	(1,111,000)
Amortization of debt discount	-	(788,000)
Total other (expense) income	(9,597,000)	20,276,000

(Loss) income before provision for income taxes	(28,775,000)	3,712,000

Provision for income taxes	176,000	(176,000)
Net (loss) income	$(28,599,000)	$3,536,000

Net (loss) income per share - basic	$(1.15)	$0.14
Net (loss) income per share - diluted	(1.15)	0.10
Weighted average shares outstanding – basic	24,964,486	24,872,847
Weighted average shares outstanding – diluted	24,964,486	36,023,187

The accompanying notes are an integral part of these consolidated financial statements.

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

Consolidated Statement of Changes in Stockholders’ (Deficit) Equity

For the Years Ended December 31, 2023 and 2022

	Series Seed Preferred Stock		Series Seed II Preferred Stock		Common Stock		Additional Paid-in	Subscription	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	Equity
Balance as of December 31, 2021	8,845,171	$-	460,855	$-	24,494,820	$2,000	$41,192,000	$(25,000)	$(22,112,000)	$19,057,000
Common stock issued for compensation	-	-	-	-	-	-	1,467,000	-	-	1,467,000
Common stock issued for conversion of convertible debentures	-	-	-	-	75,467	-	277,000	-	-	277,000
Common stock issued for conversion of accrued interest on convertible debentures	-	-	-	-	7,239	-	41,000	-	-	41,000
Restricted common stock awards issued for compensation	-	-	-	-	235,718	-	2,056,000	-	-	2,056,000
Additional paid-in capital for services contributed by the Company’s president	-	-	-	-	-	-	252,000	-	-	252,000
Common stock issued for Board of Director	-	-	-	-	43,184	-	18,000	-	-	18,000
Net income	-	-	-	-	-	-	-	-	3,536,000	3,536,000
Balance as of December 31, 2022	8,845,171	-	460,855	-	24,856,428	2,000	45,303,000	(25,000)	(18,576,000)	26,704,000
Common stock issued for compensation	-	-	-	-	112,510	-	382,000	-	-	382,000
Restricted common stock awards issued for compensation	-	-	-	-	71,975	-	620,000	-	-	620,000
Restricted common stock awards issued for payment of service	-	-	-	-	141,558	-	44,000	-	-	44,000
Additional paid-in capital for services contributed by the Company’s president	-	-	-	-	-	-	250,000	-	-	250,000
Cancelled common stocks	-	-	-	-	(72,842)	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(28,599,000)	(28,599,000)
Balance as of December 31, 2023	8,845,171	$-	460,855	$-	25,109,630	$2,000	$46,599,000	$(25,000)	$(47,175,000)	$(599,000)

The accompanying notes are an integral part of these consolidated financial statements.

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(28,599,000)	$3,536,000
Adjustments to reconcile net (loss) income to cash provided by operating activities
Impairment of digital assets	275,000	8,704,000
Realized gain from sale of digital assets	(535,000)	(609,000)
Realized gain from use of digital assets	(3,899,000)	-
Impairment of miners	8,335,000	-
Amortization of debt discount	-	788,000
Depreciation expense	14,958,000	12,536,000
Forfeiture of restricted stock grants	(1,910,000)	-
Compensation cost related to common stock awards	-	2,873,000
Compensation cost related to restricted common stock awards	1,508,000	160,000
Compensation for services contributed by the Company’s President	250,000	252,000
Unrealized (gain) loss on marketable securities	(168,000)	1,499,000
Gain on termination of merger agreement	-	(1,734,000)
Gain on extinguishment of debt	-	(12,966,000)
Loss on extinguishment of debt	-	2,746,000
Loss on asset disposal	55,000	-
Change in fair value of notes payable	13,193,000	(11,690,000)
Interest expense	758,000	478,000
Digital asset revenue	(21,052,000)	(21,362,000)
Other	67,000	-
Changes in operating assets and liabilities
Proceeds from the sale of digital assets	18,512,000	30,559,000
Accounts receivable	(456,000)	(1,089,000)
Prepaid expense	(249,000)	54,000
Accounts payable and accrued liabilities	1,968,000	(184,000)
Net cash provided by operating activities	3,011,000	14,551,000

CASH FLOWS FROM INVESTING ACTIVITIES
Deposit for purchase of bitcoin mining machines	-	(8,150,000)
Purchase of mining equipment	(1,894,000)	(846,000)
Refundable deposit	(360,000)	-
Net cash used in investing activities	(2,254,000)	(8,996,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of notes payable	-	2,500,000
Payment for insurance payable	(109,000)	(37,000)
Payment for convertible debentures	-	(8,665,000)
Net cash used in financing activities	(109,000)	(6,202,000)

Net change in cash	648,000	(647,000)

Cash-beginning of period	267,000	914,000
Cash-end of period	$915,000	$267,000
Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents	$915,000	$267,000
Restricted cash	8,000	2,000
Cash and cash equivalents and restricted cash	$923,000	$269,000

Supplemental disclosures of cash flow information Cash paid for interest	$-	$839,000
Cash paid for income taxes	$176,000	$-

Non-cash investing and financing activities
Digital assets used for purchase of mining equipment	$-	$538,000
Proceeds from loan – digital assets	$-	$27,592,000
Convertible debt conversion to equity	$-	$414,000
Interest conversion to equity	$-	$41,000
Accrued expense for issuance of common stock	$845,000	$-
Digital assets used for principal and interest payment of note payable	$7,770,000	$3,440,000

The accompanying notes are an integral part of these consolidated financial statements.

Ivy Crypto, Inc.

(formerly Gryphon Digital Mining, Inc.)

Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2023 and 2022

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Ivy Crypto, Inc. (formerly known as Gryphon Digital Mining, Inc.) (the “Company”) was incorporated under the provisions and by the virtue of the provisions of the General Corporation Law of the State of Delaware on October 22, 2020, with the office located in Las Vegas, Nevada. The Company will operate a digital asset (commonly referred to as cryptocurrency) mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for cryptocurrency rewards (primarily Bitcoin).

On April 20, 2022, the Company formed a limited liability company named Gryphon Opco I LLC (“GOI”). GOI aims to engage in any activity for which limited liability companies may be organized in the State of Delaware.

Termination of Merger — Sphere 3D Corp.

On June 3, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Sphere 3D Corp. (“Sphere 3D”). Upon completion of the merger (the “Merger”), the Sphere 3D Corp. will change its name to Gryphon Digital Mining, Inc.

As consideration for the merger transaction, Sphere 3D will issue 111,000,000 shares of its common stock to the shareholders of the Company, such that on closing, the Sphere 3D shareholders will own approximately 23% of the consolidated company and the Company shareholders will own approximately the remaining 77% on a fully diluted basis, subject to adjustments for additional capital raises by either entity. As of the Merger Agreement, the Company had 21,282,593 shares of common stock and share equivalents. Each share, and share equivalent, will be converted into 5.22 shares of Sphere 3D common stock. As of the Merger Agreement, the value of a share of the Company’s common stock was approximately $8.50, for total consideration of approximately $181,000,000.

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Merger Agreement to give effect to the issuances by the Company of its equity securities subsequent to June 3, 2021. The parties agreed upon an increase in the number of Sphere 3D common shares that will be issued by Sphere 3D in the Merger from approximately 111,000,000 to approximately 122,000,000, with an effective exchange ratio of approximately 5.31. In addition, among other matters, the parties revised the termination provisions of the Merger Agreement to allow either party to terminate the Merger Agreement prior to March 31, 2022, upon a breach of the agreement by the other party following an opportunity to cure such breach, and to allow either party to terminate the Merger Agreement on or after March 31, 2022, for any reason or no reason by notice to the other party. In addition, upon termination, each party agreed to release the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon, or arising out of the Merger Agreement.

On April 4, 2022, the Company and Sphere 3D mutually agreed to terminate their Merger Agreement announced on June 3, 2021, and as amended on December 29, 2021, due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors.

Lastly, in accordance with the Amended Merger Agreement, the Company received 850,000 shares of Sphere 3D’s restricted common stock that were held in a third-party escrow account, and the existing indebtedness owed by the Company to Sphere 3D in the principal amount of $12,500,000 and accrued interest of $466,000 shall be forfeited.

Akerna Merger Agreement

On January 27, 2023, the Company, Akerna Corp. (“Akerna”) and Akerna Merger Co. (“Merger Sub”), entered into an agreement and plan of merger (as amended, the “Akerna Merger Agreement”).

On February 9, 2024, the Company completed the transactions contemplated by the Akerna Merger Agreement.

Under the terms of the Akerna Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Akerna (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock,” collectively referred to herein with the Company Common Stock as the “Company Shares”), outstanding immediately prior to the Effective Time was converted into the right to receive approximately 1.727 shares of common stock (“Conversion Rate”), par value $0.001 per share (the “Akerna Stock”). All share and per-share data has been adjusted for the conversion rate.

Following the Merger, the former holders of the Company’s equity securities hold 92.5% of Akerna’s common stock on a fully diluted basis, with the remaining 7.5% being held by the legacy shareholders of Akerna. The Company Common Stock outstanding of 14,536,298, as of December 31, 2023, was converted into 25,109,630 shares of Akerna common stock.

Also, the Akerna management group resigned, and the Company’s management group was installed as the management group of Akerna. The Company’s board of directors comprised the majority of the members of Akerna’s board.

Effective with the merger, Akerna's operations were sold off to an independent third party, so the company's continued operations will be the Company’s operation.

Each outstanding warrant to purchase shares of the Company’s common stock that was issued and outstanding at the Effective Time remained issued and outstanding and was assumed by Akerna and is exercisable for shares of Akerna’s common stock pursuant to its existing terms and conditions as adjusted to reflect the ratio of exchange of Company Shares for shares of Akerna Stock.

Immediately after giving effect to the Merger, Akerna had 38,733,554 shares of Akerna Stock outstanding on a fully diluted basis.

In connection with the Merger, Akerna changed its name to “Gryphon Digital Mining, Inc.” and the Company changed its name to Ivy Crypto, Inc.

Reclassification

Certain reclassifications have been made to the 2022 consolidated financial statements in order to conform to the current period presentations. These classifications did not impact the net income for the year ended December 31, 2022.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary from the date of inception (April 20, 2022). All material intercompany transactions and balances have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate the continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the ordinary course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. The Company’s future results are subject to substantial risks and uncertainties.

Since the Company began revenue generation in September 2021, management has financed the Company’s operations through equity and debt financing and the sale of the digital assets earned through mining operations.

On December 31, 2023, the Company had cash, cash equivalents and restricted cash totaling $923,000 and digital assets totaling $2,097,000. During the twelve months ended December 31, 2023, the Company made payments on the loan denominated in Bitcoin of $7,900,000 for principal and interest payments.

The Company may incur additional losses from operations and negative cash outflows from operations in the foreseeable future. In the event the Company continues to incur losses, it may need to raise debt or equity financing to finance its operations until operations are cashflow positive. However, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time and will depend on several factors, including the market price for the underlying commodity mined by the Company and its ability to procure the required mining equipment and operate profitably. The Company’s financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include revenue recognition, impairment analysis of long-lived assets, stock-based compensation, and the valuation allowance associated with the Company’s deferred tax assets.

Fair Values of Financial Instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) subtopic 825-10, Financial Instruments (“ASC 825-10”) which defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates their fair value. The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (“FDIC”) in accounts that, at times, may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. As of December 31, 2023 and 2022, the Company had cash and equivalents of $665,000 and $17,000, in excess of the federal insurance limit. Also, the Company holds cash for third parties in the amounts of $8,000 and $2,000 as of December 31, 2023 and 2022, respectively. The Company has never suffered a loss due to such excess balances.

Accounts Receivable

As of December 31, 2023, accounts receivable includes amounts due from Sphere 3D from the revenue share agreement. The Company collected these amounts in the first quarter of 2024. See “Note 12—Subsequent Event” for more information.

As of December 31, 2022, accounts receivable pertained to proceeds (fiat currency) not yet received for the sale of digital assets or cryptocurrencies due to the cut-off period. Management has assessed the consideration of credit risk, and subsequent to the reporting periods where a balance existed, the Company has received payment in full of all outstanding accounts receivable and, as such, does not believe an allowance is necessary.

Prepaid Expense

Prepaid expenses which consist of payments for an insurance policy and are expected to be realized and consumed within twelve months after the reporting period.

Digital Assets Held for Other Parties

In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin 121, the Company records an obligation liability and a corresponding digital asset held for other parties’ assets based on the fair value of the cryptocurrency held for other parties at each reporting date. In accordance with ASC 820, the Company has fair valued these digital assets and the associated liability by using the Coinbase closing price of Bitcoin on the reporting date. This balance also includes the cash balance held for other parties.

Digital Assets

Digital assets or cryptocurrencies, (including Bitcoin, Ethereum, DAI, and USDT) are included in current assets in the accompanying balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies obtained by the Company through its sale of common stock are accounted for based on the value of the specific digital asset on the date received.

Pursuant to ASC Topic 210-10-20, the Company considered the operating cycle, intent and purpose and realizability of bitcoin to properly classify the asset on its balance sheet. As the Company intends to convert its mined bitcoin rewards received into cash and use the proceeds generated within its normal operating cycle of business (within one year of receipt), the Company may classify bitcoin as a current asset under ASC 210-10-20. As such, the Company classified the bitcoin mined and earned as a current asset. Given the volatility of the bitcoin market, the Company regularly reviews and reassesses the classification of bitcoin to ensure alignment with the Company’s current intent and market conditions.

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350, Intangibles

—	Goodwill and Other. The Company has ownership of and control over the cryptocurrencies and uses third-party custodial services to secure them. The digital assets are initially recorded at cost and are subsequently remeasured on the balance sheets at cost, net of any impairment losses incurred since acquisition.

An impairment analysis is performed at each reporting period to identify whether events or changes in circumstances, in particular decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital assets held by the Company are impaired. The fair value of digital assets is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that the Company has determined is its principal market for cryptocurrencies (Level 1 inputs). If the carrying value of the digital asset exceeds the fair value based on the lowest price quoted in the active exchanges during the period, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Bitcoin awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy. Bitcoin is classified on the Company’s Consolidated Balance Sheet as a current asset due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its Bitcoin to support operations when needed.

Cryptocurrencies awarded to the Company through its mining activities are included within operating activities in the accompanying consolidated statements of cash flows. The cash received from the sales of cryptocurrencies earned through our mining activities is included within operating activities in the accompanying consolidated statements of cash flows, and any realized gains or losses from such sales are included in operating expenses in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the specific identification (Spec ID) method of accounting. This alternative allows the Company to select the exact bitcoin to sell based on the original acquisition date.

Impairment losses are recognized within “Operating expenses” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Investment in marketable equity securities

The Company measures its investments in marketable equity securities at fair value at each balance sheet date, with unrealized holding gains and losses recorded in other income (expense), as the shares have a readily determinable fair value since they are publicly traded.

Mining Equipment

Mining Equipment is stated at cost, including purchase price and all shipping and customs fees, and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years for cryptocurrency mining equipment.

In accordance with ASC 360-10-35, the Company reviews the carrying amounts of mining equipment when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of the asset or cash-generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs of disposal is the amount obtainable from the sale of an asset or cash-generating unit in an arm’s length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs of disposal is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in net income.

At the point in time a miner becomes inoperable and not repairable, the Company records an expense amounting to the carrying value, which is the cost basis less accumulated depreciation at the time of write off.

LEASES

Effective July 2021, the Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right-of-use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term.

In calculating the right-of-use asset and the lease liability, the Company elects to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Derivatives

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and would then be re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. If there are stock-based derivative financial instruments, the Company will use a probability-weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. Derivative liability will be measured initially and subsequently at fair value.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a distinct bundle of goods or services is identified.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time, or over time as appropriate.

Cryptocurrency mining:

The Company has entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are terminable at any time for any reason by either party without cause and without penalty and the Company’s enforceable right to compensation only begins when the Company provides the service of performing hash computations for the mining pool operator. The contract is for a continuous 24-hour period each day. The Company’s access and usage rights to the pool and service automatically renew for a successive 24-hour period (00:00:00 UTC and 23:59:59 UTC) unless terminated in accordance with the terms set forth by the terms of service. In exchange for performing hash computations for the mining pool, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are netted as a reduction of the transaction price). Gryphon’s fractional share is based on the proportion of hash computations Gryphon performed for the mining pool operator to the total hash computations contributed by all mining pool participants in solving the current algorithm during the 24-hour period. Hashrate is the measure of the computational power per second used when mining. It is measured in units of hash per second, meaning how many calculations per second that can be performed. The consideration the Company will receive, comprised of block rewards, transaction fees less mining pool operator fees are aggregated in a sub-balance account held by the mining pool operator. That balance, due to the Company, is calculated by the mining pool operator based on the hashrate provided and hash computations completed by the Company for the mining pool from midnight-to-midnight (00:00:00 UTC and 23:59:59 UTC) UTC time, and a sub-account balance is credited one hour later at 1AM UTC time. The balance is then withdrawn to the Company’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time. The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub-account balance, in accordance with the mining pool operator’s terms of service. Pursuant to ASC 606-10-55-42, the Company assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract such as an ability to extend the contract at a reduced price.

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. The Company’s miners contribute computing power (i.e.. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of cryptographic hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proof of work) to the mining pool’s server as they contribute to solving the cryptographic puzzles required to mine a block. The Company reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing these services is the only performance obligation in the Company’s contracts with mining pool operators. The Company performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

Regardless of the pool’s success, the Company will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. The Company measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date the Company completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of each 24 hour period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

If authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could affect the Company’s financial position and results from operations.

Master service agreement:

The Company has entered into an agreement with Sphere 3D to be an exclusive provider of management services for all blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location. For the said services the Company will receive 22.5% of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. The net operating profits in defined as the value of the digital asset mined less energy cost and profit paid to the host facility.

As Sphere 3D has the ultimate right to determine the facility location for each machine. The Company has the responsibility for the following:

1)	Ensuring the machines are installed in the facility selected by Sphere.

2)	Selecting and connecting the machines to a mining pool.

3)	To review the mining reports and maintain a wallet for the coins earned for the mining operation.

4)	To maintain a custodial wallet for the coins earned from the Sphere machines.

5)	To sell and/or transfer the coins at the request of Sphere.

At the time the digital assets are mined, they are transferred into the custodial wallet maintained by the Company. As of the receipt of the digital asset, the Company has completed its performance obligation, the transaction price is determinable, net operating profit can be calculated so that the Company can determine its revenue under the contract; therefore, the Company records as revenue the management fee received. See Note 8 — Commitments and contingencies “Sphere 3D MSA” and Note 12 – Subsequent Events.

Cost of Revenues

The Company’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs, other utilities, labor, insurance whether incurred directly from self-mining operations or reimbursed, including any revenue sharing arrangements under co-location agreements, but excluding depreciation and amortization, which are separately stated in the Company’s Consolidated Statements of Operations.

ASC 606-10-32-25 through 32-27 in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) provides guidance on the consideration of whether fees paid to a mining pool operator should be considered payments to a customer and treated as a reduction of the transaction price or revenue. The Company’s management reviewed the standards and completed the following assessment.

Identifying the Customer: ASC 606-10-32-25 states that an entity should determine whether the counterparty to a contract is a customer. If the counterparty is a customer, the entity should apply the revenue recognition guidance to that contract. Under ASC 606-10-32-25, the Company identified the mining pool operator as the customer as the Company entered into a contractual agreement with the pool operator whereas the Company is to provide services in the form of contributing hashing power to the pool.

Mining Pool Operator as a Customer: As the Company has determined the mining pool operator to be a customer, any fees paid to the mining pool operator would be part of the transaction price of the contract. Any fees paid by the Company as a miner to the pool operator would be revenue earned by the pool operator, and the pool operator is treated as the customer.

Transaction Price: ASC 606-10-32-26 provides guidance on determining the transaction price. The Company considered the effects of variable consideration, constraints on variable consideration, the existence of a significant financing component in the contract, and non-cash consideration. The Company receives variable consideration given the variable nature of the amount of mining power (hashrate) contributed on a daily basis (24-hour period per recurring contract term). The Company completes an analytical procedure as part of its monthly close process to determine the reasonableness of consideration received. There are no significant financing components of the transaction or delays in the timing of payments from the customer to the Company, whereas the Company would need to adjust the transaction price for the time value of money. As the Company receives non-cash consideration, in the form of bitcoin, ASC 606-10-32-26 specifies that the Company should measure non-cash consideration at fair value. The fair value of the non-cash consideration would be included in the determination of the transaction price. The Company does not receive the gross amounts of bitcoin earned prior to the transaction fees deduction by the pool operator. As such, the consideration received is net or inclusive of the transaction fees incurred and charged by the customer (pool operator).

Variable Consideration: If the fees paid to the mining pool operator are variable, an entity should estimate the amount of consideration to which it will be entitled. This involves considering the likelihood and magnitude of a significant revenue reversal. ASC 606-10-32-26 emphasizes the need to assess whether there are constraints on variable consideration. In the instance where there is uncertainty about the amount of consideration, it is reasonable for the Company to consider a likelihood of a significant reversal of revenue. The Company reviews daily bitcoin rewards received and reviews various factors, such as mining difficulty, the price of bitcoin and the Company’s contribution to the pool operator. The Company estimates the amount of variable consideration the Company should receive and prepares a monthly workpaper documenting the difference in actual bitcoin rewards received vs. estimated bitcoin earned. The Company assessed, given the pool operators payout methodology and the revenue reasonableness test completed by management, there does not exist a likelihood of a significant reversal of revenue.

Reduction of Transaction Price: ASC 606-10-32-27 states that an entity should reduce the transaction price for variable consideration only to the extent that it is probable that a significant revenue reversal will not occur when the uncertainty is subsequently resolved. The Company assessed various factors, identifying the variable consideration, estimating the variable consideration, considered constraints (although none existed such as performance metrics or targets), probability, documentation, regular review and monitoring of performance with open communication with pool operators combined with dashboard usage. Due to the Company utilizing Foundry Pool’s FPPS methodology and the previous mentioned factors, there was zero likelihood of a significant reversal of revenue as the Company receives payouts as a pool participant on a daily basis calculated from midnight-to-midnight UTC time, regardless of if the Pool Operator receives any block rewards.

In summary, fees paid to the mining pool operator are considered payments to a customer and treated as a reduction of the transaction price/revenue. The Company has carefully assessed the variable nature of these fees, considered the likelihood and magnitude of any potential adjustments, and documented that management has applied the revenue recognition guidance accordingly.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation — Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or the issuance of those equity instruments may settle that.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock-based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Common stock awards

The Company grants common stock awards to non-employees in exchange for services provided. The Company measures the fair value of these awards using the fair value of the services provided or the fair value of the awards granted, whichever is more reliably measurable. The fair value measurement date of these awards is generally the date the performance of services is complete. The fair value of the awards is recognized on a straight-line basis as services are rendered. The share-based payments related to common stock awards for the settlement of services provided by non-employees are recorded in accordance with ASC 718 on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash.

Warrants

The Company has issued warrants to purchase shares of its common stock in connection with certain financing, consulting, and collaboration arrangements. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants issued in conjunction with the issuance of common stock are initially recorded at fair value as a reduction in additional paid-in capital of the common stock issued. All other warrants are recorded at fair value as expense over the requisite service period or at the date of issuance if there is not a service period.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained at the audit and does not anticipate any adjustments that would result in material changes to its financial position.

Earnings Per Share

The Company uses ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. The Company computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of warrants potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share is the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31,:

Numerator	2023	2022
Net (loss) income	$(28,599,000)	$3,536,000
Effect of dilutive instruments	-	-
Numerator for diluted EPS	(28,599,000)	3,536,000

Denominator
Denominator – for basic EPS	24,964,486	24,872,847

Effect of dilutive instruments
Series Seed preferred stock	-	8,845,171
Series Seed II preferred stock	-	460,855
Warrants to purchase common stock	-	1,844,314
Dilutive potential common shares	-	11,150,340

Denominator for diluted EPS	24,964,486	36,023,187

Securities that could potentially dilute loss per share in the future were not included in the computation of diluted loss per share for the year ended December 31, 2023 because their inclusion would be anti-dilutive. Common stock equivalents amounted to 11,150,807 for the year ended December 31, 2023.

Recent Accounting Pronouncements

The Company’s management reviewed all recently issued accounting standard updates (“ASU’s”) not yet adopted by the Company and does not believe the future adoptions of any such ASU’s may be expected to cause a material impact on the Company’s consolidated financial condition or the results of its operations, except for the following.

On December 13, 2023, the FASB issued ASU No. 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets. ASU 2023-08 requires entities to measure crypto assets that meet specific criteria at fair value with changes recognized in net income each reporting period. Additionally, ASU 2023-08 requires an entity to present crypto assets measured at fair value separately from other intangible assets in the balance sheets and record changes from remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets in the income statement. The new standard is effective for the Company for its fiscal year beginning January 1, 2025, with early adoption permitted.  The Company is currently evaluating the impact of adopting the standard.

On December 14, 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires entities to disclose specific rate reconciliations, amount of income taxes separated by federal and individual jurisdiction, and the amount of income (loss) from continuing operations before income tax expense (benefit) disaggregated between federal, state, and foreign. The new standard is effective for the Company for its fiscal year beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard.

NOTE 2 — DIGITAL ASSETS

The following table summarizes the digital currency (Bitcoins) transactions for:

	December 31, 2023	December 31, 2022
Digital assets beginning balance	$6,746,000	$6,000
Revenue recognized from mined digital assets	21,052,000	21,362,000
Revenue share from Sphere 3D	321,000	618,000
Cost of digital assets sold for cash	(17,977,000)	(30,270,000)
Cost of digital assets transferred for noncash expenditures	(7,770,000)	(3,978,000)
Reversal of receivables from BitGo	-	120,000
Impairment loss on digital assets	(275,000)	(8,704,000)
Digital asset loan from Anchorage	-	27,592,000
Digital assets ending balance	$2,097,000	$6,746,000

During the year then ended December 31, 2023, the Company realized gains amounting to $535,000, related to the sale of digital assets for cash. Also, during the year then ended December 31, 2023, the Company realized gains amounting to $3,899,000 from use of digital assets.

During the year then ended December 31, 2022, the Company realized gains amounting to $609,000, related to the disposal of its digital assets.

The table below shows the costs of the digital assets transferred for payment of expenses for the year then ended December 31:

	2023	2022
Payment for principal and interest	$7,770,000	$3,440,000
Payment for mining equipment	-	538,000

NOTE 3 — MARKETABLE SECURITIES

In accordance with the Amended Merger Agreement, the Company received 850,000 shares of Sphere 3D’s restricted common stock that are held in a third-party escrow account upon providing written notice of the merger termination.

On April 4, 2022, the Company and Sphere 3D mutually agreed to terminate their Merger Agreement announced on June 3, 2021, and as amended on December 29, 2021, due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors.

According to the terms, the Company has received 850,000 shares of Sphere 3D.

On June 29, 2023, Sphere 3D had a 1:7 reverse stock split. Shares were reduced from 850,000 to 121,428.

The shares are accounted for in accordance with ASC 320 — Investments — Debt and Equity Securities; as such, the shares will be classified as available-for-sale securities and will be measured at each reporting period at fair value with the unrealized gain or (loss) as a component of other income (expense).

The table below summarizes the movement in this account for the periods:

	December 31, 2023	December 31, 2022
Fair value beginning of period	$235,000	$1,734,000
Change in fair value	168,000	(1,499,000)
Fair value end of period	$403,000	$235,000

NOTE 4 — DEPOSITS

The deposits are summarized as follows:

	As of December 31, 2023	As of December 31, 2022
Beginning Balance	$60,000	$16,365,000
Cash deposit	-	8,150,000
Deposit paid	360,000	-
Delivered mining equipment	-	(24,355,000)
Converted carbon credit	-	(100,000)
Ending Balance	$420,000	$60,000

In 2021, the Company entered into a purchase agreement with Bitmain to acquire a total of 7,200 miners, to be shipped and delivered during 2021 and 2022. As of December 31, 2022, the Company received 7,130 miners and the contract was deemed to be completed by the Company.

In 2022, the Company had a $60,000 refundable deposit to Coinmint.

As of December 31, 2023, the Company had a $420,000 refundable deposit paid to Coinmint.

NOTE 5 — MINING EQUIPMENT, NET

Mining equipment consisted of 8,532, of which 229 were placed into service after December 31, 2023, and 7,410 units of bitcoin mining machines as of December 31, 2022, respectively. The following table summarizes the carrying amount of the Company’s mining equipment:

	As of December 31, 2023	As of December 31, 2022
Mining equipment
Balance, beginning of year	$47,599,000	$21,844,000
Additions	1,894,000	25,755,000
Disposals	(105,000)	-
Impairment	(8,335,000)	-
Revaluation from impairment	(25,075,000)	-
Ending balance	$15,978,000	$47,599,000

Accumulated depreciation
Balance, beginning of year	$13,231,000	$695,000
Additions	14,958,000	12,536,000
Disposals	(51,000)	-
Revaluation from impairment	(25,076,000)	-
Ending balance	$3,062,000	$13,231,000
Net carrying amount	$12,916,000	$34,368,000

During the year ended December 31, 2023, the Company retired 18 miners of bitcoin mining machines. The cost of the fixed assets retired, and the corresponding accumulated depreciation amounted to $105,000 and $50,000, respectively, for a loss on disposition of approximately $54,000. A total of 323 units amounting to $498,000 have been acquired but not yet received as of December 31, 2023.

Due to the significant decrease in fair values of bitcoin mining machines as of December 31, 2023, the Company assessed the need for an impairment write-down of mining equipment (held as fixed assets). In accordance with ASC 360-10, the Company determined that the fixed asset category had carrying values in excess of fair value, and accordingly, the Company recognized impairment charges for mining equipment of approximately $8,335,000.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarizes accounts payable and accrued expenses:

	As of December 31, 2023	As of December 31, 2022
Accounts payable	$2,234,000	$113,000
Accrued expenses	1,415,000	2,880,000
Total	$3,649,000	$2,993,000

NOTE 7 — NOTES PAYABLE

The following table summarizes the fair value of the BTC Note, as of December 31,:

	2023	2022
Beginning Balance	$12,636,000	$-
Additions	-	27,592,000
Payment	(6,105,000)	(2,997,000)
Amended principal payment	(4,856,000)
Adjustment to fair value	13,193,000	(11,690,000)
Realized Gain (GOI)	-	(269,000)
Ending balance	$14,868,000	$12,636,000
Less – current portion	14,868,000	9,126,000
Ending balance – noncurrent portion	$-	$3,510,000

On May 25, 2022, GOI (the “Borrower”) entered into an Equipment Loan and Security Agreement (the “BTC Note”) with a lender amounting to 933.333333 Bitcoin (“BTC”) at an annual interest rate of 5%.

The Loan is secured by (1) 7,200 S19j Pros Application Specific Integrated Circuit (ASIC) miners used for Bitcoin mining, (2) The Colocation Mining Services Agreement, dated as of July 1, 2022, by and between Borrower and Coinmint, and (3) The Contribution Agreement, dated as of May 25, 2022, by and between Borrower and the Company.

The Company evaluated the Loan in accordance with ASC 815 Derivatives and Hedging. Based on this evaluation, the Company has determined that the Loan will require derivative accounting and will be adjusted to fair value every reporting period. The fair value is determined by using the trading value at closing, as of the reporting date, as disclosed on Coinbase.

On March 29, 2023, the Company executed an amendment to the BTC Note (“Amendment”). The maturity date was extended from May 2024 to March 2026, and the interest rate was increased to 6% per annum, to be applied to the number of bitcoins remaining to be paid at the beginning of each month.

The monthly principal and interest payments, starting with the April 2023 payment, have been adjusted to be 100% of net monthly mining revenue, defined as, for each calendar month, the sum of (a) all of Borrower’s revenue generated from all Bitcoin generated by the Borrower with the Collateral less (b) the sum of the Borrower SG&A in connection with Bitcoin mining operations, but not to exceed the greater of (x) $100,000 and (y) the amount that is previously preapproved by the Lender in writing for such calendar month; provided, however that, to the extent that SG&A is capped by clause (b) above, any unapplied SG&A may be rolled forward to subsequent months until fully deducted. Notwithstanding the foregoing, unless otherwise approved by Lender, the aggregate amount of SG&A during any rolling twelve-month period shall not exceed $750,000. Provided that if at the end of a fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, if (x) the aggregate principal amount payment received by the Lender for such fiscal quarter exceeds 38.6363638 Bitcoin and (y) the average principal amount payment received by the Lender for each fiscal quarter (commencing fiscal quarter ending September 30, 2023 and through and including the fiscal quarter for which such determination is to be made) exceeds 38.6363638 Bitcoin per fiscal quarter, then, the Borrower shall pay to the Lender 75% of Net Monthly Mining Revenue for the immediately succeeding fiscal quarter (and thereafter, in the following fiscal quarter would shift to 100%).

Also, as part of the Amendment, the Company has agreed not to convey, sell, lease, transfer, assign, or otherwise dispose of any of the Company’s digital assets outside of the ordinary course of business.

Additionally, the Company is required thereunder to maintain a collateral (mining equipment, digital assets or US dollars) coverage ratio of 110% (Collateral Coverage Ratio”). A breach of the Collateral Coverage Ratio shall not be deemed to have occurred until the lender has provided notice to the Company of such breach. If the Collateral Coverage Ratio decreases below 110%, the Company will have to provide the lender with additional collateral in the form of bitcoin, U.S. dollars, or additional equipment. If the Company is unable to do so within 15 days, the Company may default on the BTC Note, which could have a material adverse effect on the Company’s operations, financial condition, and results of operations. As of December 31, 2023, the Company was not aware of a breach of the Collateral Coverage Ratio.

The Amendment also added a conversion provision whereby the lender has a limited right to convert all or any portion of the outstanding principal on the BTC Note into a number of shares of the Company or any public company that the Company is a subsidiary of, if the Company is not the public company (the “Conversion Right”). The Conversion Right is available at any time during the one-month period (the “Conversion Period”) after which the market capitalization of the Company, or its public company parent if the Company is not the public company, for the first time exceeds $125,000,000 for five consecutive days. The conversion price is equal to $150,000,000 divided by the number of shares of the Company, or its public company parent if the Company is not the public company, common stock outstanding immediately prior to the lender’s exercise of the Conversion Right during the Conversion Period.

As consideration for the Amendment, the Company agreed to make a one-time payment of 173.17 bitcoins, which had a fair value of approximately $4,856,000 on the date of payment, therefore, reducing the principal balance of bitcoins from 636.81 to 463.64, and a closing fee of $104,000, which was offset with the adjustment for the change in fair value, as defined under debt modification accounting.

The Company has evaluated the Amendment in accordance with ASC 470-50 Modification and Extinguishments. Based on the change in the interest rate from 5.0% to 6.0%, caused there to be a significant change in the cashflows of the BTC Note. Also, given that the BTC Note carried on the Consolidated Balance Sheet at fair value, any gain on loss from the extinguishment would be adjusted through the change in fair value.

Also, based on the repayment terms and the interest calculation, the Company is unable to determine what would be the current portion and long-term portions as of December 31, 2023, so the Company will present the BTC Note as current.

For the year then ended December 31, 2023, the Company recognized interest expense amounting to $758,000 or which $77,000 is still accrued.

For the year then ended December 31, 2022, the Company recognized interest expense amounting to $532,000 of which $54,000 is still accrued.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Commitments

On January 14, 2021, the Company entered into a consulting agreement (“Consulting Agreement”) with Chang Advisory Inc. for Robby Chang (“Consultant”), to serve as the Company’s Chief Executive Officer and as a member of the Board of Directors. The Consulting agreement will continue until terminated by either the Consultant or the Company. The Consultant will be paid $175,000 (Canadian dollars) per year and shall increase to approximately $300,000 (Canadian dollars) upon the closing of either i) an equity financing totaling at least $5,000,000 (Canadian dollars); or (ii) a debt and equity financing totaling at least $10,000,000 (Canadian dollars) (either (i) or (ii) being a “Qualifying Financing”). If a Qualifying Financing occurs within 90 days from the Effective Date, then the invoicing exception for the first ninety days shall no longer apply and the Consultant shall be entitled to immediately invoice for all completed 30-day periods up to the date of the Qualifying Financing. Upon the closing of the private placement offering on March 16, 2021, the Company meet the criteria for a Qualified Offering; therefore, the consulting compensation increased to $300,000 (Canadian dollars) annually.

The Compensation Committee shall review Consultant’s Annual Fee not less frequently than on December 31st during the Engagement Term. The consultant will be eligible for periodic increases in the Annual Fee under the Company’s normal policies and procedures for executive salary increases, which currently provide for annual reviews of executive salaries. Consultant’s Annual Fee for any year may not be reduced below the Consultant’s Annual Fee for the prior year without the written consent of both Consultant and the Company.

Also, Robby Chang has shares of common stock of the Company. On February 2, 2021, the Company determined that the fair market value of a share of common stock was approximately $2.40; therefore, the cash proceeds amounting to that were initially received by the Company were below the fair market value of the shares. The additional value was considered by management to be compensation for Robby Chang as he provides services to the Company. Compensation expenses recognized amounted to $4,540,000.

Coinmint Co-location Mining Services Agreement

On July 1, 2021, the Company entered into an agreement with Coinmint, (the “Coinmint Agreement”), pursuant to which Coinmint agreed to provide up to approximately 22.0 MW of power and to perform all maintenance necessary to operate Company’s miners at the Coinmint facility. In exchange, Coinmint is reimbursed for direct production expenses and receives a performance fee based on the net cryptocurrencies generated by the Company’s miners deployed at the Coinmint facility. The initial term of the Coinmint Agreement is fifteen months with automatic renewals for subsequent three (3) month terms until and unless terminated as provided in the agreement.

The Company entered into the second amendment of the colocation mining service agreement (“CMS Amendment”) with Coinmint, LLC. The CMS Amendment has an effective date of July 1, 2023. The CMS Amendment provides (1) for the Company to obtain an additional 3MW of capacity for a total capacity of 27.5 MW, (2) the performance fee rate was set at 30% for less than or equal to 29.5 W/TH for Bitmain Antminer S19 ProXP, Bitmain Antminer S19j Pro+, and Bitmain Antminer S19 in low power mode and 33% for greater than 29.5 W/TH for Bitmain Antminer S19 in normal mode.

The Company determined the agreement with Coinmint does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

Core Scientific Co-location Mining Service Agreement and Sub-License and Delegation Agreement

On September 12, 2021, the Company entered into an agreement with Core Scientific, Inc. (“Core”) (the “Core Agreement”) pursuant to which Core agreed to provide the power to operate the Company’s miners and to provide all services required to maintain and operate the Company’s miners for a set fee for each kWh used by the Company’s miners. The term of the Core Agreement is forty-eight months, with automatic renewals for subsequent twelve-month periods.

The Company determined the agreement with Core does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

On October 8, 2021, the Company entered into a Sub-License and Delegation Agreement (“SL&DA”) with Sphere 3D, whereby the Company (i) exclusively sub-licensed to Sphere its rights to access and use the Company Facility pursuant to Order 2 and (ii) delegated to Sphere all its obligations to make payments to Core pursuant to Order 2. Sphere accepted such sub-license and delegation in all respects. Per SL&DA, Sphere sent $16,308,000 to the Company, which was subsequently sent to Core as part of the prepayments outlined in Order 2.

On December 29, 2021, the Company and Sphere 3D, agreed to amend the SL&DA to provide the Company the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

As of December 31, 2023 and 2022, the Company made the following payments to Core which were fully reimbursed by Sphere 3D as follows:

Payment Amount	Percentage and Period covered
$73,000	100% prepayment for October 2021 services made in October 2021
205,000	70% prepayment of the estimated services for November 2021 through February 2022 made in October 2021
15,296,000	30% prepayment of the estimated services for March 2022 through November 2022 made in October 2021
756,000	40% prepayment of the estimated services for March 2022; and 30% prepayment for the estimated services for November 2021 made in October 2021
1,489,000	40% prepayment for hosting services for April 2022; and 30% prepayment for the estimated hosting services for December 2021 made in November 2021
2,223,000	40% prepayment for hosting services for May 2022; and 30% prepayment for the estimated hosting services for January 2022 made in December 2021
2,957,000	40% prepayment for hosting services for June 2022; and 30% prepayment for the estimated hosting services for February 2022 made in January 2022
3,485,000	40% prepayment for hosting services for July 2022; and 30% prepayment for the estimated hosting services for March 2022 made in February 2022
4,035,000	40% prepayment for hosting services for August 2022; and 30% prepayment for the estimated hosting services for April 2022 made in March 2022
4,585,000	40% prepayment for hosting services for September 2022; and 30% prepayment for estimated hosting services for May 2022 made in April 2022
$35,104,000

Sphere 3D MSA

On August 19, 2021, Gryphon entered into a Master Services Agreement, or the Sphere MSA, with Sphere 3D. The Sphere 3D MSA has a term of three years, beginning on August 19, 2021, and terminating on August 18, 2024, with one-year automatic renewal terms thereafter. Under the Sphere MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations, including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location, with Gryphon receiving a percentage of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations.

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Sphere 3D MSA, to provide greater certainty as to the term of the Sphere 3D MSA. Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022.

The cryptocurrency earned from the Sphere 3D’s mining operations is held in a wallet, in which the Company holds the cryptographic key information and maintains the internal recordkeeping of the cryptocurrency. The Company’s contractual arrangements state that Sphere 3D retains legal ownership of the cryptocurrency; has the right to sell, pledge, or transfer the cryptocurrency; and benefits from the rewards and bears the risks associated with the ownership, including as a result of any cryptocurrency price fluctuations. Sphere 3D also bears the risk of loss as a result of fraud or theft unless the loss was caused by the Company’s gross negligence or the Company’s willful misconduct. The Company does not use any of the cryptocurrency resulting from the Sphere 3D MSA as collateral for any of the Company’s loans or other financing arrangements, nor does it lend, or pledge cryptocurrency held for Sphere.

A threat actor representing to be the Sphere 3D CFO inserted themselves into an email exchange between the Sphere 3D CFO and the Company’s CEO, which also included Sphere 3D’s CEO, regarding the transfer of Sphere 3D’s BTC from the Company’s wallet to Sphere 3D’s wallet. The threat actor requested that the BTC be transferred to an alternate wallet. As a result, 26 BTC, with a value of approximately $560,000 at the time, was transferred to a wallet controlled by the threat actor. Via counsel, Gryphon engaged with US Federal law enforcement to recover the BTC. Despite these attempts by law enforcement to recover the BTC, recovery was not possible. Gryphon subsequently wired the commensurate amount in USD to Sphere 3D to make them whole for the stolen BTC. Gryphon also engaged a nationally recognized third-party firm to perform a forensic analysis. The analysis revealed that the threat actor did not enter the email exchange via Gryphon’s IT systems. Sphere 3D made a claim with its insurance carrier. If Sphere 3D is reimbursed by its insurance carrier, the Company would request reimbursement from Sphere 3D. The Company has also subsequently modified its control systems to protect against any future attempted incursions. The Company made a payment to Sphere 3D in June 2023 for $560,000, which was classified as a general and administrative expense on the unaudited condensed consolidated statement of operations.

As of December 31, 2023 and 2022, the Company held approximately 21.47 and 2.498 bitcoin, respectively, with a value of approximately $908,000 and $41,000, respectively. Also, as of December 31, 2023 and 2022, the Company held approximately $8,000 and $2,000, respectively, of cash generated from the sale of Sphere 3D BTC, to be used to make payments related to the Sphere MSA. See Note 12 – Subsequent Events.

Banking Relationship

On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the Federal Deposit Insurance Corporation (FDIC) as a receiver. All of Signature›s deposit accounts and loans were transferred into Signature Bridge Bank, N.A. On March 19, 2023, Flagstar Bank, N.A. entered into an agreement with FDIC to purchase the deposits and loans from Signature Bridge Bank.

On March 12, 2023, a Joint Statement by the U.S. Treasury, Federal Reserve, and FDIC, and a statement by the Federal Reserve Board, was issued stating that actions were approved, enabling the FDIC to complete its resolutions of Signature Bank in a manner that fully protects all depositors. As of the issuance date of these consolidated financial statements, the Company has full access to its funds deposited with Arival Bank.

Employment Agreement

The Company entered into an employment agreement (“Employment Agreement”) with an individual to be the Company’s CFO. The Employment Agreement is effective on June 19, 2023 (“Effective Date”), with the first two full financial reporting quarters (six months ended June 30, 2023, and the nine months ended September 30, 2023) of the Company to be defined as an introductory period, so as to, provide the Company an opportunity to observe and evaluate the Employee’s capacity in satisfactorily performing the essential functions of the CFO position, CFO’s work habits and conduct, and to provide the CFO with an opportunity to assess whether the Company and CFO’s position of employment are the right fit for CFO. The CFO will have a base salary of $200,000 and shall be eligible to receive an annual bonus with a target of up to fifty percent (50%) of the CFO’s then-current base salary under a short-term incentive bonus plan as approved by the Company’s compensation committee of the Board (“Compensation Committee”).

Also, the CFO was granted a time-based equity grant covering 390,800 shares of the Company’s common stock (the “Equity Grant”) pursuant to an equity incentive plan (the “Equity Plan”). The Equity Grant shall vest over a three (3)-year period beginning on the Effective Date, subject to CFO’s continued employment with the Company through the relevant vesting date, in accordance with the following schedule:

(i)	1/6 of the Equity Grant shall vest upon the six (6)-month anniversary of the Effective Date;

(ii)	5/6 of the Equity Grant shall vest in substantially equal quarterly installments commencing with the first quarter following the six (6) month anniversary of the Effective Date;

The vesting of the Equity Grant shall be accelerated in full if the CFO is continuously employed through a Change in Control (as defined in the Equity Plan and the award agreement), provided that a reverse takeover transaction or merger for the purposes of listing the Company on a public exchange shall not constitute such a Change in Control.

The Equity Grant is subject to the approval by the Company’s stockholders of the Equity Plan and shall be subject to the terms and conditions of the Equity Plan and the Company’s standard award agreements.

Contingencies

The Company is subject at times to various claims, lawsuits, and governmental proceedings relating to the Company’s business and transactions arising in the ordinary course of business. The Company cannot predict the final outcome of such proceedings. Where appropriate, the Company vigorously defends such claims, lawsuits, and proceedings. Some of these claims, lawsuits and proceedings seek damages, including consequential, exemplary, or punitive damages, in amounts that could, if awarded, be significant. Certain claims, lawsuits, and proceedings arising in the ordinary course of business are covered by the Company’s insurance program. The Company maintains the property and various types of liability insurance in an effort to protect the Company from such claims. In terms of any matters where there is no insurance coverage available to the Company, or where coverage is available and the Company maintains a retention or deductible associated with such insurance, the Company may establish an accrual for such loss, retention, or deductible based on currently available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by the Company in the accompanying balance sheets. If it is reasonably possible that an asset may be impaired as of the date of the financial statement, then the Company discloses the range of possible loss. Expenses related to the defense of such claims are recorded by the Company as incurred and included in the accompanying statements of operations. Management, with the assistance of outside counsel, may, from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting the Company’s defense of such matters. On the basis of current information, the Company does not believe there is a reasonable possibility that other than with regard to the Class Action described below, any material loss, if any, will result from any claims, lawsuits, and proceedings to which the Company is subject to either individually, or in the aggregate.

See Note 12 – Subsequent Events.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company has designated 6,000,000 shares as series seed preferred stock (“Series Seed Shares”), 1,000,000 shares as series seed II preferred stock (Series Seed II Shares”), and 13,000,000 as undesignated preferred stock. The Company’s Board of Directors may issue preferred stock in one or more series from time to time and fix or alter the powers, preferences, and rights, and the qualifications, limitations, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limits or restrictions stated in any resolutions of the Board of Directors.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any deemed liquidation event, before any payment shall be made to the holders of common stock, holders of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders at the greater of $2.40 per share for Series Seed and $6.68 per share for Series Seed II or such amount per share as would have been payable had all shares of preferred stock been converted into common stock.

The Company’s management evaluated the series seed and series seed II preferred stock for features that qualify as embedded derivative liabilities. The management concluded that the conversion feature would not be a derivative to be accounted for as a liability.

Common stock

During the year ended December 31, 2023, the Company cancelled 72,842 shares of common stocks.

On December 5, 2023, the Company entered into an agreement (“’Roundtable Agreement”) with Roundtable Media, Inc. (“Roundtable”) to provide marketing services. Pursuant to the Roundtable Agreement the service will begin once the contemplated client merger with Akerna Corp. (the “Business Combination”) is consummated, the Company’s common stock is tradable on a publicly-traded exchange, and the first tranche of common stock has been transferred to Roundtable in tradable form. For the marketing services provided Roundtable shall receive 58,644 shares of the Company’s Common Stock.

On August 23, 2023, the Company entered into a consulting Marketing Service Agreement (“PI Agreement”) with PI Financial Corp. to provide strategic advice, which includes identifying and discussing potential strategic and operational partners and making introductions to and coordinating meetings with potential partners for the Company. The service pursuant to this Agreement shall begin August 24, 2023, and terminate on September 29, 2023. For the services rendered PI Financial shall receive 82,914 shares of the Company’s Common Stock. The equity award was valued as of the grant date at $0.50 per share for a total of $24,000. The Company was under a binding agreement to merge with Akerna as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio defined in the Akerna Merger, as the Company believes that the Akerna trading is the most readily determined value in accordance with ASC 718-10-55-10 to 12. Akerna is publicly traded (NASDAQ: GRYP) The equity compensation expense for the year then ended December 31, 2023 amounted to $24,000.

On June 19, 2023, the Company’s CFO was granted a time-based equity grant covering 675,058 shares of the Company’s common stock pursuant to an equity incentive plan (the “Equity Plan”). The Equity Grant shall vest over a three (3)-year period beginning on the Effective Date, subject to CFO’s continued employment with the Company through the relevant vesting date, in accordance with the following schedule (see Note 8 “Employment Agreement”). The equity award was valued as of the grant date at $2.42 per share for a total of $946,000. The Company was under a binding agreement to merge with Akerna as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio defined in the Akerna Merger, as the Company believes that the Akerna trading is the most readily determined value in accordance with ASC 718-10-55-10 to 12. Akerna is publicly traded (NASDAQ: GRYP) The equity compensation expense for the year then ended December 31, 2023 amounted to $530,000.

On February 23, 2023, the Company entered into an Independent Director agreement with two individuals. As part of the compensation for the agreements, the Company granted restricted stock of 84,210 to each of the directors for a total of 168,419 shares of the Company’s common stock. The shares vest every six months in six equal installments of 14,035 shares for a total of 28,070 shares. The equity award was valued as of the grant date at $3.36 per share for a total of $328,000. The Company was under a binding agreement to merge with Akerna as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio defined in the Akerna Merger, as the Company believes that the Akerna trading is the most readily determined value in accordance with ASC 718-10-55-10 to 12. Akerna is publicly traded (NASDAQ: GRYP) The equity compensation expense for the year then ended December 31, 2023 amounted to $190,000.

On December 27, 2022, the Company issued 43,184 shares of common stock valued at $0.05 per share for the services of a board member. The shares’ fair value was $18,000.

On April 4, 2022, the Company entered into an employment agreement with an individual. The agreement provided for an annual cash compensation of $230,000 paid in equal installments on a monthly basis. Also, the employee was granted equity compensation of 863,687 shares of the Company’s common stock. The equity award vests 143,947shares upon the six-month anniversary, 287,896 shares vest in equal quarterly installments commencing on the nine-month anniversary, and 431,844 shares vest in equal monthly installments commencing on the 19-month anniversary. The equity award was valued as of the grant date at $9.487 per share for a total of $4,744,000. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). In January 2023, the employee resigned and vested ownership over 71,975 restricted common stock awards valued at $9.487 per share. Compensation expense for the period ended December 31, 2023, amounted to $395,000. The remaining unissued shares were canceled and the associated compensation expense in prior years of $1,910,000 was recaptured.

On October 26, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 17,274 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 4,318 Shares will vest on the six-month anniversary of the Effective Date, 4,318 Shares will vest on the first-year anniversary of the Effective Date, 4,318 Shares will vest on the eighteen-month anniversary, and the 4,318 Shares will vest on the second-year anniversary of the Effective Date. The equity award was valued as of the grant date at $33.48 per share for a total of $322,000. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). Compensation expenses for the year then ended December 31, 2023, and 2022, amounted to $129,000, and $206,000, respectively.

On October 22, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 8,637 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 2,159 Shares will vest on the six-month anniversary of the Effective Date, 2,159 Shares will vest on the first-year anniversary of the Effective Date, 2,159 Shares will vest on the eighteen-month anniversary, and the 2,159 Shares will vest on the second-year anniversary of the Effective Date. The equity award was valued as of the grant date at $33.90 per share for a total of $163,000. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). Compensation expenses for the year then ended December 31, 2023 and 2022, amounted to $154,000 and $103,000.

On October 20, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 17,274 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 4,318 Shares will vest on the six-month anniversary of the Effective Date, 4,318 Shares will vest on the first-year anniversary of the Effective Date, 4,318 Shares will vest on the eighteen-month anniversary, and the 4,318 Shares will vest on the second-year anniversary of the Effective Date. The equity award was valued as of the grant date at $39.48 per share for a total of $380,000. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). Compensation expenses for the year then ended December 31 2023 and 2022, amounted to $66,000 and $241,000, respectively.

On October 1, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 344,281 shares of common stock amounting to $6,206,000, or $31.14 per share, as payment for advisory services. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). The shares shall vest over tranches of 25% increments, with the first tranche of shares vesting on October 31, 2021. The second, third, and fourth tranches of shares shall vest on December 31, 2021, March 31, 2022, and June 30, 2022, respectively. Compensation expenses for the year then ended December 31, 2023 and 2022, amounted to nil and $1,804,000, respectively.

On June 3, 2021, the Company granted 3,211,939 shares of common stock to one of its consultants as payment for services payable in 40 quarterly installments of 80,299 shares per quarter. The first tranche vesting on June 3, 2021. Upon consummation of the planned merger, see Note 1 Agreement and Plan Merger for more information, all of the unvested shares, at the time of the event, will vest immediately. The equity award was valued as of the grant date at $8.18 per share for a total of $13,002,000. The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the grant date fair value was estimated to be the per-share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY). On April 4, 2022, the Company terminated this contract. As of the termination date, there was earned and unvested compensation expense of approximately $3,154,000, which was reversed and credited to stock-based compensation expense. For the years ended December 31, 2023 and 2022, compensation expense recognized amounted to nil and $1,085,000, respectively.

On December 10, 2020, the Company entered into two separate independent director agreements with two individuals. The individuals will serve as directors of the Company for an initial one-year period. As compensation, each director was granted 129,553 shares of the Company’s common stock to vest over 18 months in four equal installments of 32,388 shares, per director, starting on January 1, 2021. The grant date fair value was $180,000, or $2.40 per share, which was based on the Company’s private placement on March 16, 2021. Compensation expenses for the year then ended December 31 2023, and 2022, amounted to nil and $30,000 (of which $15,000 was accrued), respectively.

The table below summarizes the transactions related to the Company’s stock-based compensation expense for the year then ended December 31:

	2023	2022
Directors
December 10, 2020: 129,553 share grant for common stock	$-	$15,000
December 10, 2020: 129,553 share grant for common stock	-	15,000
February 23, 2023: 168,419 share grant of common stock	190,000	-

Consultants
June 3, 2021: 3,211,939 share grant for common stock	-	1,085,000
October 1, 2021: 344,281 share grant for common stock	-	1,804,000
October 20, 2021: 17,274 share grant for common stock	66,000	241,000
October 22, 2021: 8,637 share grant for common stock	154,000	103,000
October 26, 2021: 17,274 share grant for common stock	129,000	206,000
April 4, 2022; 287,896 share grant for common stock	395,000	2,700,000
December 27, 2022: 43,184 share grant for common stock	-	18,000
Stock based compensation expense reversal for June 3, 2021 grant	-	(3,154,000)
Stock based compensation expense reversal for April 4, 2022 grant	(1,910,000)	-
June 19, 2023; 675,058 share grant of common stock	530,000	-
August 23, 2023: 82,914 share grant of common stock	24,000	-
December 05, 2023: 58,644 share grant of common stock	20,000	-

Other
Officer contributed capital	250,000	252,000
	$(152,000)	$3,285,000

Warrants

Transactions involving our warrant are as follows for the year then ended December 31:

2023	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value	Weighted Average Intrinsic Value
Outstanding – December 31, 2022	1,844,780	$29.37	1.39	$1.36	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Expired	-	-	-	-	-
Outstanding – December 31, 2023	1,844,780	29.37	0.55	1.36	-
Vested and exercisable – December 31, 2023	1,844,780	29.37	0.55	1.36	-
Unvested and non-exercisable – December 31, 2023	-	$-	-	$-	$-

2022	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value	Weighted Average Intrinsic Value
Outstanding – December 31, 2021	1,931,149	$28.05	2.32	$1.24	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Expired	86,369	-	-	-	-
Outstanding – December 31, 2022	1,844,780	29.37	1.39	1.36	-
Vested and exercisable – December 31, 2022	1,844,780	29.37	1.39	1.36	-
Unvested and non-exercisable – December 31, 2022	-	$-	-	$-	$-

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their respective fair values due to the short-term nature of such instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to remeasurement on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made. The Company had the following financial assets and liabilities:

SCHEDULE OF ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Digital assets held for other parties	$908,000	$908,000	$-	$-
Marketable securities	$403,000	$403,000	$-	$-
Liabilities:
Liability related to digital assets held for other parties	$916,000	$916,000	-	$-
BTC Note	$14,868,000	$14,868,000	$-	$-

	Balance as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Digital assets held for other parties	$41,000	$41,000	$-	$-
Marketable securities	$235,000	$235,000	$-	$-
Liabilities:
Liability related to digital assets held for other parties	$41,000	$41,000	$-	$-
BTC Note	$12,636,000	$12,636,000	$-	$-

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, the Company also measure certain assets and liabilities at fair value on a nonrecurring basis. The non-financial assets, including intangible assets, and property, and equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the asset’s projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized.

During the year ended December 31, 2023, the decreases in market price of miners indicated that an impairment triggering event had occurred. Testing performed indicated the estimated fair value of the Company’s Miners and mining equipment to be less than their net carrying value as of December 31, 2023, and an impairment charge of approximately $8,300,000 was recognized, decreasing the net carrying value of the Company’s Miners and mining equipment to their estimated fair value.

Applying the market price of one Bitcoin on December 31, 2023 of approximately $xxx to the Company’s xxx Bitcoin held, results in an estimated fair value of the Company’s Bitcoin of $xxx million as of December 31, 2023. Applying the market price of one Bitcoin on December 31, 2022 of approximately $xxx to the Company’s xxx Bitcoin held, results in an estimated fair value of the Company’s Bitcoin of $xxx million as of December 31, 2022. The valuation of Bitcoin held is classified in Level 1 of the fair value hierarchy as it is based on quoted prices in active markets for identical assets.

As of December 31, 2023 and 2022, the Company had no liabilities valued on a nonrecurring basis.

SCHEDULE OF ASSETS AT FAIR VALUE ON NONRECURRING BASIS

	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Mining equipment, net	$12,916,000	$12,916,000	$-	$-
Digital assets	$2,097,000	$2,097,000	$-	$-

	Balance as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Mining equipment, net	$34,368,000	$34,368,000	$-	$-
Digital assets	$6,746,000	$6,746,000	$-	$-

NOTE 11 – INCOME TAXES

For the period ended December 31, 2022, the Company generated a current income tax provision of $176,000, whereas, for the period ended December 31, 2021, no provision for income taxes had been recorded due to the Company generating net operating losses. Additionally, no deferred income taxes have been recorded due to the uncertainty of the realization of any tax assets. On December 31, 2022, the Company has federal and state net operating loss carryforwards available to offset future taxable income of approximately $6,586,000. For federal purposes, there is an unlimited carryforward period, and for state purposes, the net operating losses begin to expire in 2041.

The income tax (benefit)/expense attributable to loss consisted of the following, for the year ended December 31,:

	2023	2022
Current provision for income taxes:
Federal	$(176,000)	$176,000
State	-	-
Total current income tax	(176,000)	176,000

Deferred tax expense:
Federal	-	-
State	-	-
Total deferred tax	-	-
Total income tax	$(176,000)	$176,000

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2023	2022
Taxes calculated at federal rate	21.0%	21.0%
Permanent differences	-	(4.6)
State tax, net of federal impact	3.2	7.4
Return to provision	(0.7)	(14.2)
Other	-	0.3
Change in valuation allowance	(23.0)	(5.4)
Provision for income taxes	5.0%	4.5%

The tax effects, rounded to thousands, of temporary differences that give rise to significant portions of the deferred tax assets at December 31, are presented below:

	2023	2022
Deferred tax assets
Net operating loss carryforwards	$10,002,000	$1,681,000
Stock based compensation	4,019,000	3,063,000
Mining equipment	251,000	788,000
Accrued expenses	208,000	-
Digital asset Impairment	842,000	2,721,000
Total deferred tax assets	15,322,000	8,253,000

Deferred tax liability
Realized gain on notes payable	3,546,000	3,084,000
Total deferred tax liability	3,546,000	3,048000

Net deferred tax assets	11,777,000	5,169,000
Valuation allowance	(11,777,000)	(5,169,000)
Net deferred tax	$—	$—

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on all available evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets on December 31, 2023, and 2022. During the years ended December 31, 2023, and 2022, the valuation allowance increased by $6,608,000 and $219,000, respectively. The increase was attributable to the increase in our net operating loss carryforwards and several other deferred tax assets. The total valuation allowance results from the Company’s estimate of its inability to recover its net deferred tax assets.

On December 31, 2022, the Company has federal and state net operating loss carryforwards, which are available to offset future taxable income, of approximately $6,586,000 which for federal purposes has an unlimited carryforward period and begins to expire in 2041 for state purposes. These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes that would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Sections 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files income tax returns in the United States and various state jurisdictions. Due to the Company’s carryforward of net operating losses all tax years are open and subject to income tax examination by tax authorities. The Company’s policy is to recognize interest expenses and penalties related to income tax matters as a tax expenses. As of December 31, 2023 and 2022, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

The Company is in the process of analyzing its NOL and has not determined if the company has had any change of control issues that could limit the future use of NOL. The NOL carryforwards that were generated after 2017 of approximately $12,335,000 may only be used to offset 80% of future taxable income and are carried forward indefinitely.

NOTE 12 — SUBSEQUENT EVENTS

On April 7, 2023, Sphere 3D filed suit against Gryphon in the Southern District of New York. The lawsuit concerns the Sphere MSA between the parties where the Company agreed to act as Sphere 3D’s “exclusive provider of any and all management services for all blockchain and cryptocurrency-related operations.” Sphere 3D alleges that the Company has fallen short in its obligations under the Sphere MSA, and is suing for alleged breach of contract, breach of the implied covenant of good faith and fair dealing, and breach of fiduciary duty (such matter, the “Sphere 3D Litigation”).

On June 15, 2023, Sphere 3D filed an amended complaint in connection with the Sphere 3D Litigation, which clarified certain of Sphere 3D’s prior allegations. On June 28, 2023, the Company requested leave to file a motion to dismiss Sphere 3D’s claims for breach of fiduciary duty and breach of the implied covenant of good faith and fair dealing, which the Court granted on August 11, 2023. On August 18, 2023, the Company filed: (i) its motion to dismiss Sphere 3D’s claims for breach of fiduciary duty and breach of the implied covenant of good faith and fair dealing; and (ii) its answer and counterclaims against Sphere 3D, asserting, among other things, that Sphere had breached the Sphere MSA, breached the implied covenant of good faith and fair dealing in connection with that contract, acted negligently in connection with a separate incident, and defamed the Company. The Company’s answer and counterclaims further asserted the defamation counterclaim against Sphere 3D’s Chief Executive Officer, Patricia Trompeter, personally.

On September 20, 2023, Sphere 3D filed a second amended complaint in connection with the Sphere 3D Litigation, which added a claim against the Company alleging that the Company’s counterclaim for defamation against Sphere 3D violated New York’s anti-SLAPP law.

On October 6, 2023, Sphere 3D delivered a termination notice to the Company with respect to the Sphere MSA, largely on the basis of the allegations made by Sphere 3D in the Sphere 3D Litigation (the “Sphere 3D MSA Termination”). On October 11, 2023, the Company filed an answer to Sphere 3D’s second amended complaint, in which, among other things, the Company alleged that Sphere 3D’s attempted termination of the Sphere MSA was wrongful and ineffective, because it violated the terms of the Sphere MSA, and thus that Sphere 3D continues to owe the Company all amounts to which it would otherwise be entitled under the Sphere MSA through that contract’s term ending in August 2026.

Gryphon intends to continue to vigorously defend against the Sphere 3D Litigation, including but not limited to the Sphere 3D MSA Termination, which it believes are without merit, and to aggressively pursue its counterclaims against Sphere 3D. However, the Company cannot predict the outcome of these proceedings or provide an estimate of potential damages or recovery, if any. Failure by the Company to obtain a favorable resolution of the Sphere 3D Litigation could require it to pay damage awards or otherwise enter into settlement arrangements for which its insurance coverage may be insufficient. Any such damage awards or settlement arrangements in current or future litigation could have a material adverse effect on the Company’s business, operating results or financial condition. Even if Sphere 3D’s claims are not successful, or if the Company is successful in pursuing its counterclaims or negotiating a favorable settlement, defending against this or future litigation is expensive and could divert management’s attention and resources, all of which could have an adverse and material impact on the Company’s business, operating results and financial condition and negatively affect the Company’s value. Further, any valid termination of the Sphere MSA in accordance with its terms could also have a negative impact on the Company’s business and operating results. In addition, such lawsuits may make it more difficult for the Company to finance its operations in the future.

On March 15, 2024, the Company has collected all outstanding balances associated with the direct pass-through of costs as well as management revenues billed through October 6, 2023 associated with hosting Sphere 3D’s miners at the Coinmint and Core facility previously held as Accounts Receivable as of December 31, 2023.

Private Placement

On January 31, 2024, the Company initiated a private placement for the sale of the Company’s common stock for a purchase price of $4.88 per share. The Company issued 285,862 shares of common stock for total proceeds of $1,395,000.